1201 Louisiana, Suite 2900 Telephone 713 654 4100
                            Houston, TX 77002-5678     Facsimile 713 750 4717



Price Waterhouse LLP


July 14, 1997

To the Board of Directors of the Funds Constituting
Van Kampen American Capital World Portfolio Series, Inc.


In planning and performing our audit of the financial statements of the Van Kampen American Global Government Securities Fund and Van Kampen
American Capital Global Equity Fund (constituting Van Kampen American
Capital World Portfolio Series, Inc., hereinafter referred to as the "Funds") for the year ended May 31, 1997, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purposes of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In frilfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control activities. Generally, control activities that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. The control activities include the safeguarding of assets against unauthonzed acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Mso, projection of any evaluation of internal control to fliture periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public
Accountants. A material weakness is a condition in which the design or operation of any specific internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned


July 14, 1997
To the Board of Directors
Page2


functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, that we consider to be material weaknesses as defined above as of May 31, 1997.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.



PRICE WATERHOUSE LLP

Houston, Texas
July 14, 1997